Exhibit 4.1

GREAT LAKES BCPL FUNDING LTD.

as Issuer

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE

dated as of March 12, 2021

amending the Indenture dated as of

December 16, 2019, as amended and restated as of August 14, 2020

SUPPLEMENTAL INDENTURE, dated as of March 12, 2021 (this “Supplemental Indenture”), by and among GREAT LAKES BCPL FUNDING LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”), is entered into pursuant to the terms of the Indenture, dated as of December 16, 2019 and as amended and restated as of August 14, 2020 (as so amended and restated, the “Indenture”). Capitalized terms used and not defined in this Supplemental Indenture have the meanings specified in the Indenture.

PRELIMINARY STATEMENT

WHEREAS, pursuant to Section 8.2 of the Indenture, the Issuer and the Trustee may enter into a supplemental indenture amending the Indenture with the written consent of each Holder and the Collateral Manager;

WHEREAS, the sole Holder has consented in writing to the amendments to the Indenture contemplated by this Supplemental Indenture; and

WHEREAS, the Collateral Manager has consented in writing to the amendments to the Indenture contemplated by this Supplemental Indenture.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Issuer and the Trustee hereby agree as follows:

Section 1. Definitions

Defined terms used herein, unless defined in this Section 1 or the context otherwise requires, have the meanings given to such terms in the Indenture.

“2021 Amendment Effective Date” means March 12, 2021.

“2021 Amendment Transaction Documents” means, (a) this Supplemental Indenture, (b) the Amended and Restated Issuer Sale and Contribution Agreement, (c) the 2021 Repo Amendment Document, (d) the Additional Class A Placement Agency Agreement and (e) the Additional Class A Subscription Agreement.

“2021 Repo Amendment Document” means the Second Amended and Restated Confirmation in respect of Repurchase Transactions, to be dated on or about the 2021 Amendment Effective Date, between the Sole Shareholder and UBS, and exchanged under the Global Master Repurchase Agreement.

“Additional Class A Placement Agency Agreement” means the Placement Agency Agreement, dated as of the Second Amendment Effective Date, between the Issuer and the Placement Agent.

“Additional Class A Subscription Agreement” means the Subscription Agreement, dated as of the Second Amendment Effective Date, between the Issuer and the Sole Shareholder.

“Amended and Restated Issuer Sale and Contribution Agreement” means the Amended and Restated Issuer Sale and Contribution Agreement, to be dated on or about the 2021 Amendment Effective Date, between the Sole Shareholder and the Issuer.

“Holder Consent” means the certain Consent to (1) Proposed Indenture Amendment, (2) proposed Issuer Sale and Contribution Agreement Amendment, and (3) the proposed Issuance of Additional Notes, dated March 12, 2021, entered into by the sole Holder.

Section 2. Amendments to Indenture

With effect from and including the 2021 Amendment Effective Date and subject to satisfaction of the conditions set out in Section 3 below, the Indenture shall be amended and restated so that it shall be read and construed as set out in the form of the Second Amended and Restated Indenture (the “Second Amended and Restated Indenture”) attached hereto as Annex A.

Section 3. Conditions to this Supplemental Indenture

Notwithstanding any provision to the contrary in the Indenture, the amendment and restatement set out in Section 2 above shall be effective upon the execution of this Supplemental Indenture by the Issuer and the Trustee and delivered to each of the parties, and upon (i) the payment by UBS, the Bank and their respective counsel of all fees and other amounts payable by the Collateral Manager, the Sole Shareholder or the Issuer on or prior to the 2021 Amendment Effective Date and (ii) the receipt by the Trustee of the documents in clauses (a) to (g) below.

(a) Written Consent. The written consent of (i) the sole Holder and (ii) the Collateral Manager, in each case in accordance with the Indenture, provided that the consent of the Collateral Manager may be evidenced by its counter-signature to this Supplemental Indenture.

(b) Officers’ Certificate of the Issuer. An Officer’s certificate of the Issuer (A) evidencing the authorization by Authorizing Resolution of the execution and delivery on behalf of the Issuer of (1) the 2021 Amendment Transaction Documents to which the Issuer is a party and (2) such related documents as may be required for the purpose of the transactions contemplated therein and (B) certifying that (1) the attached copy of the Authorizing Resolution and Constitutive Documents is, in each case, a true and complete copy thereof, (2) the Authorizing Resolution has not been amended or rescinded and is in full force and effect on and as of the 2021 Amendment Effective Date, (3) the officers of the Issuer authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon and (4) all Portfolio Asset Obligors on all Portfolio Assets (or the applicable agent appointed under the relevant Underlying Instrument to receive payments) have been directed to deposit all payments made or received under the relevant Underlying Instrument in respect of such Portfolio Asset directly to the Collection Account.

(c) Officers’ Certificates of the Sole Shareholder and the Collateral Manager. An Officer’s certificate of the Sole Shareholder and the Collateral Manager (A) evidencing the authorization by Authorizing Resolution of the execution and delivery of (1) the 2021 Amendment Transaction Documents to which it is a party and (2) such related documents as may be required for the purpose of the transactions contemplated therein and (B) certifying that (1) the attached copy of the Authorizing Resolution and Constitutive Documents is in each case a true and complete copy thereof, (2) the Authorizing Resolution has not been amended or rescinded and are in full force and effect on and as of the 2021 Amendment Effective Date, (3) the officers of the Sole Shareholder and the Collateral Manager authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(d) Governmental Approvals. From the Issuer either (A) a certificate of the Issuer, or other official document, evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the entry into by the Issuer of the 2021 Amendment Transaction Documents and the performance of the Issuer’s obligations under the 2021 Amendment Transaction Documents or (B) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the entry into by the Issuer of the 2021 Amendment Transaction Documents or the performance of the Issuer’s obligations under the 2021 Amendment Transaction Documents except as has been given (provided that the opinions delivered pursuant to clause (e) below may satisfy this requirement).

(e) Opinions. Opinions of: (A) Alston & Bird LLP, counsel to the Trustee and (B) Dechert LLP1 as New York counsel to the Issuer, the Sole Shareholder and the Collateral Manager, and (C) Dechert LLP as Maryland counsel to the Sole Shareholder and the Collateral Manager, each, in form and substance satisfactory to UBS, and dated the 2021 Amendment Effective Date.

(f) Officers’ Certificates of Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating (A) that, to such Officer’s knowledge, the Issuer is not in default under the Indenture, that the entry into by the Issuer of the 2021 Amendment Transaction Documents and the performance of the Issuer’s obligations thereunder will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; (B) that it has delivered to the Trustee (or procured the delivery of) the documentary conditions precedent required by this Section 3 and that all other conditions precedent provided in this Section 3 have been complied with; (C) that all expenses due or accrued in connection with the 2021 Amendment Effective Date have been paid or reserves therefor have been made; and (D) that the Issuer does not hold any Participation Interest as of the 2021 Amendment Effective Date, other than such Participation Interests in the U.S.$1,919,162 term loan under the credit agreement pursuant to which Colibri Group LLC and McKissock LLC are the borrowers named thereunder. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein and the Transaction Documents to which the Issuer is a party are true and correct as of the 2021 Amendment Effective Date in all material respects.

(g) 2021 Amendment Transaction Documents. An executed counterpart of each 2021 Amendment Transaction Document (other than this Supplemental Indenture) that has been delivered by each of the parties thereto.

Section 4. Waiver of notice requirements; direction by Issuer

(a) For the purposes of this Supplemental Indenture, (i) the Trustee and the Collateral Administrator2 by executing and delivering a counterpart of this Supplemental Indenture hereby waives, and the sole Holder of the outstanding Notes, by providing consent on or prior to the date hereof has waived, any right under the Transaction Documents to prior or subsequent notice of this Supplemental Indenture and (ii) the Issuer and the Collateral Manager, by executing and delivering a counterpart of this Supplemental Indenture, each hereby agrees, and the sole Holder of the outstanding Notes, by providing consent on or prior to the date hereof has agreed, based on their own independent valuation in reliance solely on the advice of their own legal counsel where necessary and appropriate, that the execution of this Supplemental Indenture is authorized and permitted by the Indenture and that all conditions precedent thereto have been satisfied or are hereby waived and accordingly that, for all purposes under

[1]

Note to Dechert: This should, in addition to scope covered in original issuance, include the Supplemental Indenture/conditions required for delivery of Supplemental Indenture have been satisfied – 8.3(b) of Indenture

[2]	Note to Dechert and Alston: 8.3(c) refers to notifying the Collateral Administrator in advance of a supplemental indenture.

the Indenture, including without limitation Section 8.3 of the Indenture, the Trustee shall be permitted to rely on this Section 4, and shall be fully protected in so relying on this Section 4, and shall receive the Opinion of Counsel and other documents set out Section 3 above pursuant to Section 8.3(b) of the Indenture (and the Trustee is hereby expressly instructed not to obtain any further Opinion of Counsel or any further certificate of the Issuer, the Collateral Manager, any investment banking firm or other Independent expert familiar with the market for the Notes pursuant to Section 8.4 of the Indenture).

(b) The Issuer hereby consents to and directs, and the sole Holder of the outstanding Notes has, on or prior to the date hereof, consented to and directed, the Trustee to execute this Supplemental Indenture and acknowledges and agrees that the Trustee shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Trustee and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, including but not limited to any claim that this Supplemental Indenture is not authorized or permitted by the Indenture or the Transaction Documents or any claim that some or all of the conditions precedent to the execution of this Supplemental Indenture have not been complied with. The Issuer directs the Collateral Manager to consent to this Supplemental Indenture and acknowledges and agrees that the Collateral Manager shall be fully protected in relying upon the foregoing direction.

(c) Pursuant to Section 8.3(e) of the Indenture, by executing and delivering a counterpart of this Supplemental Indenture, the Collateral Manager hereby (i) agrees and acknowledges that the amendments contemplated under this Supplemental Indenture do not (a) increase the duties or liabilities of, reduce or eliminate any right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Manager), or adversely change the economic consequences to, the Collateral Manager, (b) modify the restrictions on the Sales of Portfolio Assets or (c) expand or restrict the Collateral Manager’s discretion, and (ii) consents to the terms of the 2021 Amendment Transaction Documents.

Section 5. Indenture to Remain in Effect

Except as expressly modified herein, the Indenture shall continue in full force and effect in accordance with its terms. The Trustee shall be entitled to all rights, protections, immunities and indemnities set forth in the Indenture as fully as if set forth in this Supplemental Indenture.

Section 6. Miscellaneous

(a) This Supplemental Indenture shall be construed in accordance with, and this Supplemental Indenture and any matters arising out of or relating in any way whatsoever to this Supplemental Indenture shall be governed by, the law of the State of New York.

(b) This Supplemental Indenture may be executed and delivered in counterparts (including by e-mail, facsimile or other electronic transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by e-mail (PDF), facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

(c) Upon its execution and delivery, this Supplemental Indenture shall become immediately effective without any further action by any Person.

(d) This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. Except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplemental Indenture and makes no representation with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplemental Indenture as of the date first written above.

GREAT LAKES BCPL FUNDING LTD.
Issuer

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

With respect to Section 4 only, as agreed and acknowledged by:

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Administrator

By:
Name:
Title:

As consented to and agreed and acknowledged by:

BC PARTNERS LENDING CORPORATION
as Collateral Manager

By:
Name:
Title:

ANNEX A

Form of Second Amended and Restated Indenture